Exhibit 10.4

SYSCO CORPORATION

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Sysco Corporation (the “Company” or “Sysco”) hereby grants to you (the “Grantee”)       Restricted Stock Units representing the right to receive on a one-for-one basis, shares of Stock of the Company, pursuant to and subject to the provisions of the Sysco Corporation 2013 Long-Term Incentive Plan, as amended from time to time (the “Plan”), and to the Terms and Conditions of Award (the “Terms and Conditions”) set forth on Exhibit A to this Restricted Stock Unit Award Agreement (this “Agreement”) both of which are incorporated herein by this reference.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

The number of Restricted Stock Units subject to this Agreement, and the date of this Agreement (the “Grant Date”) are set forth in the records of the Company and have been made available to Grantee either (1) directly to Grantee by the Company, or (2) electronically by the Company to Grantee through the website of a third party administrator engaged by the Company.  The Restricted Stock Units shall vest in three equal tranches over a period of three years (i.e., one-third on each of the first three anniversaries of the Grant Date) commencing on the first anniversary of the Grant Date, subject to any acceleration provisions contained in the Plan or otherwise set forth in this Agreement and Grantee’s continued employment or service with the Company or any of its Subsidiaries from the Grant Date through the applicable vesting date (each date on which Restricted Stock Units vest pursuant to this Agreement, a “Vesting Date”).

By accepting this Award, Grantee accepts and agrees to be bound by all of the terms and conditions of the Plan, this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document.  By accepting this Award, Grantee confirms consent to the term of the post-employment covenants communicated to Grantee as a condition precedent to this Agreement, including the associated limitations on Grantee’s behavior following termination of employment. Grantee further acknowledges receipt of the Plan and the Plan Prospectus, which contains important information, including a discussion of the US federal income tax consequences of a grant of Restricted Stock Units.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan will control.

This Award is not effective or enforceable until Grantee properly acknowledges acceptance of the Award by completing the electronic receipt as soon as possible, but in no event later than 90 days after the Grant Date.  If Grantee does not properly acknowledge acceptance of this Award Agreement on or before 90 days after the Grant Date, this Award will be forfeited.

SYSCO CORPORATION

TERMS AND CONDITIONS OF AWARD

Please carefully review all provisions of the Plan.  In addition to the conditions set forth in the Plan, this Award is subject to the following terms and conditions:

1.Grant. The Company hereby grants to Grantee an Award of Restricted Stock Units effective as of the Grant Date, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by this reference.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2.Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive one (1) share of Stock on the date it vests (or at such later time as indicated in this Agreement). Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 of this Agreement, Grantee will have no right to payment of shares of Stock with respect to any such Restricted Stock Units. Prior to actual payment of any shares of Stock with respect to any vested Restricted Stock Units, , if any, will represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting.

(a) Subject to Sections 4 and 5, the Restricted Stock Units awarded pursuant to this Agreement will vest in Grantee according to the vesting schedule set forth on the first page of this Agreement, subject to Grantee’s continued service with the Company or one of its Subsidiaries through each applicable Vesting Date.  Notwithstanding the foregoing and subject to Section 5, provided that Grantee has been in continuous service with the Company or one of its Subsidiaries since the Grant Date through the date of termination of his or her employment, (a) all Restricted Stock Units subject to this Award shall remain in effect and continue to vest according to the vesting schedule set forth on the first page of this Agreement, irrespective of the continuous service limitations set forth in the first sentence of this Section 3, upon the occurrence of (i) Grantee’s termination of employment by reason of Retirement in Good Standing with the Company or (ii) Grantee’s Disability, and (b) all Restricted Stock Units subject to this Award shall immediately vest, irrespective of the continuous service limitations set forth in the first sentence of this Section 3, upon the occurrence of (i) a “Change in Control Termination” (as defined below) or (ii) Grantee’s termination of employment by reason of death.

(b)For purposes of this Agreement:

(i)“Retirement in Good Standing” means termination of employment after the date Grantee reaches (i) age 55 and Grantee has 10 or more years of service with Sysco, or (ii) age 65, regardless of years of Sysco service.

(ii)“Disability” means that Grantee has been determined by the Social Security Administration to be totally disabled.

(iii) “Change in Control Termination” means the occurrence of both: (A) a Change in Control and (B) during the period commencing 12 months prior to the first occurrence of the Change in Control and ending 24 months after such Change in Control, the Company or one of its Subsidiaries involuntarily terminates Grantee’s employment without Cause or Grantee terminates employment for Good Reason.

(iv)  “Good Reason” means:

(A)a material diminution of Grantee’s authority, duties or responsibilities;

(B)a material change in the geographic location at which Grantee must perform services for the Company or its Subsidiaries;

(C)a material diminution in the authority, duties or responsibilities of the supervisor to whom Grantee is required to report; or

(D)a material diminution in Grantee’s base compensation.

Provided that, any such event shall constitute a Good Reason only if (1) Grantee provides written notice to Company within 30 days of the initial existence of the event and (2) Company fails to remedy such circumstance within 30 days after receipt of Grantee’s written notice of the event.  If Company fails to remedy the event within that 30-day period, Grantee will then have 30 days to terminate employment for Good Reason.

4.Forfeiture of Unvested Awards upon Termination of Employment other than Upon Death, Disability or Retirement in Good Standing.  If Grantee’s employment with the Company or one of its Subsidiaries is voluntarily or involuntarily terminated for any reason other than death, Disability or Retirement in Good Standing from Sysco prior to an applicable Vesting Date, then any unvested Restricted Stock Units granted pursuant to this Award Agreement, will be forfeited and cancelled at no cost to the Company as of the date of Grantee’s termination of employment for a reason other than death, Disability or Retirement in Good Standing from Sysco, and Grantee shall have no further rights hereunder with respect to such unvested Restricted Stock Units.

5.Post-Employment Covenants; Additional Remedies of Clawback and Recoupment.

(a)

Notwithstanding any other term of the Agreement or any prior agreement to the contrary, in order to be eligible to vest in any portion of the Award, Grantee must have entered into an agreement containing restrictive covenants concerning limitations of Grantee’s behavior following termination of employment that is satisfactory to the Company or one of its Subsidiaries. Grantee further agrees that to the extent permitted by applicable law, that upon demand by the Company or one of its Subsidiaries to forfeit, return or repay the “Benefits and Proceeds” (as defined below) in the event Grantee breaches any post-employment covenant with the Company and/or any of its Subsidiaries.

(b)	For purposes of this Agreement, “Benefits and Proceeds” means:

(i)	to the extent Grantee has received any shares of Stock in satisfaction of the Restricted Stock Units and Grantee continues to hold those shares of Stock, the shares of Stock so acquired;

(ii)

to the extent Grantee has received any shares of Stock in satisfaction of the Restricted Stock Units and no longer owns the shares of Stock so acquired, cash in an amount equal to the Fair Market Value of such shares of Stock on the date of the event set forth in Section 5(a) (which, unless otherwise determined by the Committee, shall be equal to the closing sale price during regular trading hours of the shares of Stock as reported by the New York Stock Exchange on such date); and

(iii)	to the extent Grantee has not received any shares of Stock in satisfaction of the Restricted Stock Units, all of Grantee’s remaining rights, title or interest in the Restricted Stock Units.

6.Time of Payment.

(a)Payment after Vesting. Except as otherwise provided in this Section 6 and subject to Section 7, any Restricted Stock Units that vest in accordance with Section 3 shall be paid to Grantee (or in the event of Grantee’s death, to Grantee’s estate), in whole shares of Stock within thirty (30) days after the date on which such Restricted Stock Units vest or as soon as administratively practicable thereafter, but in no event later than the date that is two and one-half months following the later of (i) the end of the Company’s taxable year; or (ii) the end of Grantee’s taxable year that includes the vesting date.  Notwithstanding anything in the Plan or this Agreement to the contrary, payment to Grantee of Stock upon the vesting of a Restricted Stock Unit shall be delayed, to the extent required by Section 409A of the Code.

(b)Accelerated Vesting Upon a Change of Control of Sysco. If the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units subject to this Award is accelerated upon a Change of Control of Sysco, and such Change of Control is not a “change in the ownership or effective control” or “change in the ownership of a substantial portion of the assets” of Sysco within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations, then such accelerated Restricted Stock Units shall not be paid until the applicable Vesting Date of such Restricted Stock Units, as set forth on the first page of this Agreement, or if earlier, the date of Grantee’s death, Disability or “separation from service” within the meaning of Section 409A of the Code from Sysco (a “Separation from Service”); provided however, that if the payment pursuant to this Section 6(b) is to be made upon Grantee’s Separation from Service and as of the date of Grantee’s Separation from Service Grantee is a “specified employee” within the meaning of Section 409A of the Code then payment of the shares of Stock with respect to the Restricted Stock Units subject to this Section 5(b) shall not be made until the date that is six (6) months and one day following the date of the Participant’s Separation from Service if earlier payment would result in the imposition of the additional tax under Section 409A of the Code.

7.Withholding of Taxes.  Notwithstanding any contrary provision of this Agreement, no certificate representing shares of Stock will be issued to Grantee, unless and until satisfactory arrangements (as determined by the Committee) will have been made by Grantee with respect to the payment of Federal, state, local or foreign income, employment and other taxes which the Committee determines must be withheld (“Tax Related Items”) with respect to the shares of Stock so issuable.  The Committee hereby allows Grantee, pursuant to such procedures as the Committee may specify from time to time, to satisfy such Tax Related Items, in whole or in part (without limitation) by one or more of the following: (a) paying cash; (b) electing to have the Company (or any Subsidiary) withhold otherwise deliverable shares of Stock having a Fair Market Value equal to the amount of the Tax Related Items required to be withheld; or (c) electing to have the Company (or any Subsidiary) withhold any amount of Tax Related Items from any wages or other cash compensation payable to Grantee by the Company.  If the obligation for Tax Related Items is satisfied by withholding a number of shares of Stock as described above, Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Restricted Stock Units. If Grantee fails to make satisfactory arrangements for the payment of the Tax Related Items at the time any applicable Restricted Stock Units are scheduled to vest, the Company (or any Subsidiary) will withhold otherwise deliverable shares of Stock having a Fair Market Value equal to the amount of the Tax Related Items required to be withheld.  Further, if Grantee fails to make satisfactory arrangements for the payment of the Tax Related Items at the time any Tax Related Items are required to be withheld and shares of Stock are not otherwise deliverable, the Grantee hereby authorizes the Company (or any Subsidiary) to withhold any amount of Tax Related Items required to be withheld from any wages or other cash compensation payable to Grantee by the Company (or any Subsidiary).

8.Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Restricted Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation or liability of Grantee to any other party other than as provided in Section 7.  The Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

9.Limitation of Rights.  The Restricted Stock Units do not confer upon Grantee or Grantee’s beneficiary, executors or administrators any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Restricted Stock Units.   This Award is not a promise that additional Awards will be made to Grantee in the future.

10.Not an Employment Agreement.  By accepting this Award, Grantee acknowledges and agrees that nothing in this Agreement (a) shall be deemed an offer of employment to Grantee; (b) shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, or (c) shall confer upon Grantee any right to continue in employment of the Company or any Subsidiary.

11.Notices.  All notices delivered pursuant to this Agreement shall be in writing and shall be (a) delivered by hand, (b) mailed by United States certified mail, return receipt requested, postage prepaid, or (c) sent by an internationally recognized courier which maintains evidence of delivery and receipt.  All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To Sysco:Sysco Corporation

1390 Enclave Parkway

Houston, TX 77077-2099

Attention: General Counsel

To Grantee:The address on file for employee in Sysco’s records

12.Miscellaneous.

(a)No Waiver. Failure by Grantee or Sysco at any time or times to require performance by the other of any provisions in the Agreement will not affect the right to enforce those provisions.  Any waiver by Grantee or Sysco of any conditions or of any breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future.

(b)Severability. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision.

(c)Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas.

(d)Amendments or Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein.

(e)Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto.

(f)Headings. The headings of each section of this Agreement are for convenience only.

(g)Electronic Delivery, Signatures and Acceptance.  Grantee consents and agrees to electronic delivery of any Plan documents, proxy  materials, annual reports or other related documents, and to the electronic review, confirmation and acceptance procedures governing this grant of Restricted Stock Units.  Grantee consents and agrees that any such electronic  procedures may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan. Grantee further agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her  manual signature.

 (h)Section 409A. This Agreement and the Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from Section 409A of the Code. This Agreement and the Restricted Stock Units shall be administered, interpreted and construed in a manner consistent with such Code section. Should any provision of this Agreement or the Restricted Stock Units be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring Grantee’s consent (notwithstanding the provisions of Section 12(d)), in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code.  Each amount payable under this Agreement as a payment upon vesting of a Restricted Stock Unit is designated as a separate identified payment for purposes of Section 409A of the Code.

(i)Entire Agreement. This Agreement, together with the Plan, contains the entire agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.